EXECUTION VERSION

Exhibit 10.1

GRANT AGREEMENT

(Non-Qualified Share Options/Tandem SARs)

THIS AGREEMENT (this “Agreement”), effective the 10th day of December, 2019 by and among Telesat Canada. (the “Company”), Andrew M. Browne (the “Participant”), and for the purposes of Sections 11, 12, 13, 15, 16  and 18 only, Loral Space & Communications Inc. (“Loral”), and for the purposes of Sections 11, 12, and 13 only, the Public Sector Pension Investment Board (“PSP”), and only for the purposes of Sections 16, 17(b) and 21, 4440480 Canada Inc. (the “Special Purchaser”, collectively with the Company, the Participant, Loral and PSP, the “Parties”).

WHEREAS, the Company has adopted and maintains the Telesat 2013 Amended & Restated Management Stock Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing the Company and its Affiliates’ key employees with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company and its Affiliates;

WHEREAS, the Plan provides for the Grant to participants in the Plan of Non-Qualified Share Options and Tandem SARs to purchase Shares of the Company; and

WHEREAS, a Grant was awarded to the Participant.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree, as follows:

1.Incorporation of Plan.  All terms, conditions and restrictions of the Plan, including the Accession Agreement, and the Employment Agreement are incorporated herein and made part hereof as if stated herein and the terms hereof are incorporated in the Plan as it applies to the Participant. If there is any express conflict between the terms and conditions of the Plan and this Grant Agreement, the terms and conditions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

2.Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED SHARE OPTION with respect to 650,000 Shares (the “Option”).

3.Grant of Tandem SARs.

(a)Each Option shall be accompanied by a TANDEM SAR at the SAR Base Price (per Share).  The Tandem SAR constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a combination of Shares and cash (as determined by the Committee, in its discretion, subject to the provisions of this Section 3) at the time such Tandem SAR is exercised, equal in value to the excess, if any, of the Fair Market Value per Share over the SAR Base Price per Share of the Tandem SAR.  In no event shall the amount of such excess that the Company shall deliver (or cause to be delivered) to the Participant in cash exceed the minimum mandatory statutory amount of withholding taxes due to the applicable Canadian federal and provincial and applicable United States federal, state and local taxing authorities with respect to the exercise of the Tandem SAR (the "Minimum Withholding Amount").

(b)The Participant may exercise the Tandem SAR, in whole or in part, pursuant to the terms of the Plan and the Grant Agreement provided that, if Section 3(c) below applies no less than fifteen (15) business days (and no more than thirty (30) business days) in advance of the effective date of the proposed exercise the Participant shall give the Committee written notice of his intention to exercise the Tandem SAR, in whole or in part, and the number of Shares underlying the Option involved.  Upon receipt of such notice, the Committee shall promptly notify the Participant whether the Company is prohibited by applicable law or prohibited under any credit agreement (or other debt agreement) applicable to the Company from (x) permitting such exercise of the Tandem SAR, in whole or in part, or (y) from making the payment of the amounts in accordance with Section 3(c) below (an “Applicable Restriction”) at the time the Participant provides the notice of an intent to exercise.  In the case of an Applicable Restriction, the Participant shall not be permitted to exercise the Tandem SAR, in whole or in part, to the extent restricted by the Applicable Restriction, but may, but shall not be obligated to, exercise all or part of the Option and utilize the Special Purchase Rights (as described in Section 17(b)) with regard to the amounts necessary to pay the Exercise Price and the Minimum Withholding Amount (provided that the Special Purchase Rights shall not be available if both (x) the Company’s public common shares are publicly traded and (y) Participant is otherwise free to sell the Shares acquired under the Option).  Any exercise of all or part of the Tandem SAR or use of the Special Purchase Rights shall be accomplished within thirty (30) business days after notification by the Committee that exercise of the Tandem SAR is or is not permitted.  If the exercise or utilization is to occur thereafter, a new notice of intent to exercise shall be required.

(c)Notwithstanding Section 3(a) but subject to Section 3(b), if exercise of a Tandem SAR, in whole or in part, occurs during employment (while Cause does not exist and there is no current intent to voluntarily resign without “Good Reason” (as defined in the Participant’s Employment Agreement)) or following a Termination of Employment other than a termination for Cause or a voluntary termination without Good Reason, and is not prohibited by Section 3(b), the Minimum Withholding Amount shall be delivered in cash.  The remainder of such excess shall be delivered in Shares.  Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by the Participant of the Tandem SAR, in whole or in part, granted herein shall be rounded up to the nearest whole Share and the amount of cash to be delivered to the Participant upon such exercise shall be rounded down.  Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a shareholder of the Company in respect to such Shares.

4.Option/Tandem SAR:  The Tandem SAR shall vest, become exercisable, and terminate at the same times and under the same terms as the Option granted herein.  The exercise of all or part of the Option shall cause the same proportion of the Tandem SAR to automatically terminate and the exercise of all or part of the Tandem SAR shall cause the same proportion of the Option to automatically terminate.  Only the Option or the Tandem SAR, and not both, may be exercised in whole or in part at any time.

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5.Grant Date.  The Grant Date of the Award hereby granted is December 10, 2019.

6.Exercise Price. The Exercise Price of each Share underlying the Option hereby granted is CAD $25.96.

7.Grant Term.  Subject to the terms of the Plan and Section 14 hereof as to earlier termination of the exercise period of the Award, the exercise period of the Award shall expire ten (10) years from the Grant Date.

8.Vesting.  Notwithstanding Section 5 of the Plan, the Option shall become vested and exercisable as to twenty percent (20%) of the Shares underlying the Option on each of the first five (5) anniversaries of Grant Date, subject in all cases to the Participant’s continued Employment as of such anniversary as provided in the Plan, except as modified by Section 14 of this Grant Agreement.

9.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.Limitation on Transfer.  No Shares obtained pursuant to the exercise of the Award granted herein shall be transferred except subject to the terms set forth in Schedule A hereto.

11.Drag-Along Rights in Respect of Shares Issuable Upon Exercise of the Award.

(a)Provided that Loral or PSP and their respective Affiliates and their Permitted Transferees (as defined in the Unanimous Shareholder Agreement) (such shareholders and their respective Affiliates and Permitted Transferees being referred to in this Agreement as the “Relevant Shareholders”) collectively hold a number of Equity Shares of the Company which is not less than 25% of the total number of Equity Shares then outstanding on a fully diluted basis, if a Relevant Shareholder proposes to Transfer to any person (the “Drag-Along Transferee”) at arm’s length from such Relevant Shareholder (for purposes of this Section 11 only, any such Relevant Shareholder that is proposing such Transfer, a “Selling Shareholder”) some or all of the Equity Shares then held by the Selling Shareholder, in a bona fide transaction (a “Drag-Along Sale”), then the Selling Shareholder(s) may elect (a “Drag-Along Election”) to require the Participant (but provided that all Participants are being similarly required with regard to their fully vested Shares but not necessarily unvested Shares) to sell to the Drag-Along Transferee that number of Shares issued upon exercise of any Award equal to the product of (x) a fraction, the numerator of which

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is the number of Equity Shares (on a fully diluted basis) as is proposed to be sold by the Selling Shareholder(s) and the denominator of which is the aggregate number of Equity Shares (on a fully diluted basis) owned as of the date of the Drag-Along Notice (as defined below) by all Relevant Shareholder(s), and (y) the number of Shares then owned by the Participant and issued upon the exercise of the Award plus the number of Shares issuable upon the exercise of the Award whether or not vested, as of the date of the Drag-Along Notice, at the purchase price and upon the other terms and subject to the conditions of the Drag-Along Sale (including the kind and amount of consideration to be paid for such Equity Shares), all of which shall be set forth in the Drag-Along Notice.  To the extent that the number of Shares issued upon exercise of any vested portion of any Award that is held by the Participant is less than the number calculated pursuant to the preceding sentence, a portion of the Award not otherwise vested and exercisable shall become vested and exercisable based on the earliest thereafter vesting tranches being vested before later vesting tranches and the Participant shall be required, conditioned on the closing of the Drag-Along Sale, to exercise such portion of such Award and Transfer the resulting Shares in the manner provided in the previous sentence.  The Participant shall be responsible to the Selling Shareholders for the Participant’s pro rata share of a reasonable estimate of the out-of-pocket transactional expenses to be paid by the Selling Shareholders, as determined by the Selling Shareholders, incurred in connection with the Drag-Along Sale. Without limiting the foregoing liability, the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share directly, to the Selling Shareholders out of sale proceedings.

(b)The rights set forth in Section 11(a) shall be exercised by the Selling Shareholder giving written notice by delivery of a true and complete copy of the offer to purchase from the Drag-Along Transferee together with all relevant agreements (the “Drag-Along Notice”) to each Participant which shall specifically identify the identity of the proposed Drag-Along Transferee, the number of Equity Shares proposed to be sold to the Drag-Along Transferee, the purchase price therefor, the material terms and conditions of the proposed Drag-Along Sale and the proposed closing date of the Drag-Along Sale.

(c)The Selling Shareholders may assign to the Drag-Along Transferee the rights under this Section 11 and Section 12 hereof, and in such event, the Drag-Along Transferee shall be treated as if it is the Selling Shareholder thereafter.

(d)This Section 11 shall not apply to sales made in connection with an Initial Public Offering or other sales made into the public market.

12.Tag Along Rights in respect of Shares Issuable Upon Exercise of the Award.

(a)No Relevant Shareholder shall sell, offer to sell or agree to sell any Equity Shares (other than (i) sales of Equity Shares by a Relevant Shareholder to any other Relevant Shareholder, (ii) sales made in connection with an Initial Public Offering or other sales made into the public market, (iii) sales of Equity Shares by a Relevant Shareholder(s) to its or their Affiliate, (iv) a sale by PSP (or an Affiliate) of Equity Shares to a shareholder who through such sale acquires a right to nominate directors of the Company but not a proportionate share of PSP’s Equity Interest, (v) a transfer to a Permitted Transferee as defined in Section 7.04(l) of the Unanimous Shareholder Agreement, (vi) in a PSP Sell-Down (as defined in the Unanimous

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Shareholder Agreement) or (vii) sales aggregated with all other Transfers by Relevant Shareholders of less than 5% of Equity Shares collectively owned by all Relevant Shareholders as of the Grant Date), unless the applicable offer is in writing and provides, as a condition precedent to its completion, that the proposed purchaser grants to the Participant the right to require the proposed purchaser to purchase, at the discretion of the Participant, some or all of that proportion of the Shares owned by the Participant and issued upon exercise of the Award, plus Shares of the Participant issuable upon exercise of the Award whether or not vested, as is equal to the product of (x) the Tag-Along Percentage, and (y) the number of Shares then owned by the Participant and issued upon the exercise of the Award plus the number of Shares issuable upon the exercise of the Award whether or not vested, as of the date of the Tag-Along Notice, at a price per Share, and upon the other terms and subject to the other conditions (including kind and amount of consideration) as is set forth in the offer to the Selling Shareholder(s) (a “Tag-Along Sale”); provided, however, that (without limiting the rights of Loral or PSP under this Agreement, including, without limitation, Sections 11 and 15) the obligations of each Relevant Shareholder set forth in this Section 12(a) shall cease in the event that, subject to the prior written consent of Loral and PSP, the Participant enters into a separate agreement or arrangement with the proposed purchaser or the Company regarding the treatment of the Shares owned by the Participant and issued upon exercise of the Award in connection with any such sale (or proposed sale) by a Relevant Shareholder.  The “Tag-Along Percentage“ means a fraction, the numerator of which is the number of Equity Shares as is proposed to be sold by the Relevant Shareholder(s) who are proposing such sale (for purposes of this Section 12 only, such Relevant Shareholder, a “Selling Shareholder”) and the denominator of which is the aggregate number of Equity Shares then owned by all Relevant Shareholders; provided that if the Tag-Along Sale is for all of PSP’s and its Affiliates’ Equity Shares (a “Qualifying Tag-Along Sale”) and is entered into in connection with, or contemporaneously with, a Loral Transaction (as defined herein), then the Tag-Along Percentage shall equal 100%.

(b)Notwithstanding Section 12(a) above, in the event of a Qualifying Tag-Along Sale, with respect to the Applicable Percentage of the Participant’s Shares (whether issued or issuable upon exercise of his Award and whether vested or unvested):  (i) the purchase price per Share shall be the Implicit Loral Purchase Price Per Telesat Share, and (ii) the consideration payable by the buyer in the Qualifying Tag-Along Sale shall, except as otherwise consented to by Loral and the Participant, be the same Non-Cash/Mixed Consideration as is paid to the holders of Loral Common Stock in the Loral Transaction; provided that the consent of the Participant shall not be required where some or all of the Non-Cash/Mixed Consideration is replaced with cash consideration.  “Applicable Percentage” means the number of Equity Shares owned by Loral immediately prior to the Qualifying Tag-Along Sale, divided by the number of Equity Shares outstanding immediately prior to the Qualifying Tag-Along Sale excluding Equity Shares issued or issuable upon the exercise of any Award, such result expressed as a percentage.  “Implicit Loral Purchase Price Per Telesat Share” means the Loral Stake FMV divided by the number of Equity Shares owned by Loral immediately prior to the transaction with respect to which the calculation is being made.  In addition, if the Participant fails to exercise his tag along rights in the event of a Qualifying Tag-Along Sale, Loral shall have a Loral Call as provided in Section 15(f) and the Relevant Shareholders (as applicable) shall have drag-along rights as provided in Section 11.

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(c)The Selling Shareholder(s) shall give notice of any proposed sale to the Participant (the “Tag-Along Notice”) and shall permit the Participant to have not less than 20 days to accept such offer in a manner which permits the Participant to specify the number of Shares which the Participant wishes to sell.  To the extent necessary in order to effect the Tag-Along Sale (and only to such extent), and conditional upon the closing of the Tag-Along Sale, any portion of the Award of the Participant not vested and exercisable shall become vested and exercisable to the extent that the Shares issuable upon such exercise may be included in the Tag-Along Sale based on the earliest unvested tranches vesting first.  The completion of the sale of such Shares by the Participant shall be subject to completion of the sale of Equity Shares by the Selling Shareholder(s) and vice versa.  If the Participant exercises tag-along rights pursuant to this Section 12, the Participant shall be responsible to the Selling Shareholders for his pro rata share of a reasonable estimate of the transactional expenses of the Selling Shareholders, as determined by the Selling Shareholders, in connection with the Tag-Along Sale, and the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share of the reasonable estimate of the transactional expenses, as determined by the Selling Shareholders, to the Selling Shareholders.

(d)If any transfer of Equity Shares to a Permitted Transferee or Affiliate is exempt from this Section 12, as set forth above, as a condition of such Transfer, the transferee shall agree that any subsequent Transfer of such Equity Shares shall be subject to this Section 12.

(e)In the case of any initial public offering in which a Selling Shareholder transfers its Equity Shares, Participant shall be entitled to the vesting acceleration described in this Section 12 as though such transfer were subject to this Section 12, with regard to the unvested Awards necessary to be vested and exercised to sell the Shares in the initial public offering pursuant to item (iv) of Schedule A and Participant shall have no rights to tag along on any public offering under this Section 12 (but shall have the rights under item (iv) of Schedule A).

13.Sale Procedures

(a)In connection with any Drag-Along Sale, or any Tag-Along Sale which the Participant agrees to accept, all Participants shall be obligated, if applicable and if permitted by law, to vote (or consent in writing, as the case may be, in respect of) all Shares held by them in favour of any Drag-Along Sale or Tag-Along Sale being effected by merger, amalgamation, consolidation, plan of arrangement, share sale, asset sale or other type of business combination requiring shareholder approval and the Participant shall in all other respects support the transaction contemplated by the Drag-Along Sale or Tag-Along Sale and shall be obligated to take all reasonable actions and to reasonably cooperate in the consummation of the transaction contemplated thereby and shall execute all documents, including a sale, purchase, amalgamation, reorganization or merger agreement, reasonably requested by the Selling Shareholder(s) containing the terms and conditions of the Drag-Along Sale or Tag-Along Sale; provided, however, that such terms and conditions shall include the following:  (i) any representations and warranties from the Participants shall be on a several and not joint basis; and (ii) the maximum liability of each Participant (other than for fraud or intentional misrepresentation as to ownership or the existence of a lien) under such Drag-Along Sale or Tag-Along Sale transaction shall be limited to the purchase price received by such Participant.

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(b)No Participant shall exercise any rights of appraisal or dissent rights that such Participant may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Drag-Along Sale or Tag-Along Sale or any proposal that is necessary or desirable to consummate the Drag-Along Sale or Tag-Along Sale.

(c)All Transfers of Shares, including Shares issuable upon exercise of the Award to the Drag-Along Transferee pursuant to Section 11 or the Tag-Along Transferee pursuant to Section 12, shall be consummated contemporaneously on the closing date specified in the Drag-Along Notice or offer of Tag-Along Sale and, if any Participant shall not have taken such steps as are necessary to Transfer Shares and/or exercise the Award to be exercised as provided above in Section 11, in order for the Shares to be so Transferred, such Participant shall be deemed to have appointed each Selling Shareholder as his true and lawful attorney in fact to take all such actions and to sign all such documents as are necessary or, in the reasonable view of the Selling Shareholder, desirable in order to effect such Transfer.  In such event, the Selling Shareholder shall hold the purchase price for such Shares in trust for the Participant, pending acknowledgement in writing of the Transfer by the Participant.

14.Revised Vesting and Exercise Time Period.

(a)The Award will vest, in full, immediately prior to either a Change of Control or a Loral Only Change of Control (as defined in Section 15).

(b)Instead of the provisions set forth in Section 5.4.2 of the Plan, the following provisions will apply:

(i)(A) upon termination of the Participant’s employment by the Participant without Good Reason at any time (x) before December 10, 2021, (y)    between December 10, 2021 and December 10, 2022, if Daniel Goldberg ceases to be employed by the Company for any reason within six (6) months prior to such termination or (z) if Cause exists at the time of such termination or (B) upon termination of the Participant’s employment by the Company for Cause at any time, the Award, whether vested and exercisable on or prior to the date of such termination, or not, shall immediately as of such date of termination be forfeited.

(ii)upon termination of the Participant’s Employment by the Company at any time without Cause, or by the Participant for Good Reason, the portion of the Award that would have become vested in the one-year period immediately following the date of termination shall immediately become vested and exercisable, in full, and shall continue to be exercisable for a period of 180 days following such date, and thereafter shall be forfeited.

(iii)if the Participant’s Employment terminates as a result of death or Disability of the Participant, the portion of the Award that would vest within one year of the date of termination of employment shall immediately vest.

(iv)in the event of the death or Disability Termination of the Participant, the vested portion of the Award shall continue to be exercisable for a

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period of one year from the Participant’s termination of employment as a result of death or Disability, and thereafter shall be forfeited.

(v)upon termination of the Participant’s Employment by the Participant without Good Reason at any time on or after December 10, 2021 (except as provided in Section 14(b)(i)(A)(y) or (z)), the vested portion of the Award shall be exercisable for a period of 90 days following such date, and thereafter shall be forfeited.

(c)The provisions of Section 14(b) above shall be subject to Section 5.8.2 of the Plan as to termination of exercise periods to the extent not based on termination of Employment.

15.Loral Transaction.

(a)Loral Only Change of Control Defined.  A “Loral Only Change of Control” shall have occurred when both (i) the holders of 90% or more of the shares of each class of common stock (the “Common Stock”) of Loral outstanding at the relevant time, sell, transfer, exchange or otherwise dispose of such shares pursuant to a transaction or series of related transactions as a result of which any person or group (as such terms are defined in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor provision to either of the foregoing) of persons (the “Acquiror”), acquires and becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) directly or indirectly, of 90% or more of each class of Common Stock; provided that such Acquiror is not and does not include, or act in concert with, the MHR Fund (as defined in the Unanimous Shareholders Agreement) (a “Loral Transaction”); and (ii) a Qualifying Tag-Along Sale is not entered into in connection with or contemporaneous with, the Loral Transaction.

(b)Initial Public Offering.  If the Company completes an Initial Public Offering, then, from and after the later of a Loral Only Change of Control or the Initial Public Offering, the Sell Down Percentage shall be deemed to be the greater of 64% or as calculated pursuant to Schedule A.  In addition, following the completion of an Initial Public Offering,  the following provisions of this Agreement shall be inapplicable:  the proviso in the last sentence of Section 12(a), Section 12(b), and Sections 15(c), (d) and (e).

(c)Notice of Certain Transactions.  As soon as reasonably practicable following such time as Loral enters into an agreement or arrangement that would reasonably be expected to result in a Loral Only Change of Control, Loral shall inform the Participant (the “Loral Notification”) of the following:  (i) a description of the consideration to be received by Loral shareholders holding Common Stock (the “Loral Only Change of Control Consideration”) and (ii) the date by which Participant must provide the Company, Loral and PSP with its LCC Put Notice (as defined below) (which date shall be at least seven (7) days after the date of the Loral Notification); provided, however, Loral shall not be obligated to deliver the Loral Notification if doing so would violate any contractual obligation of Loral or its Affiliates or applicable law (a “Loral Notification Restriction”).  Loral agrees to take commercially reasonable efforts to overcome or have waived any Loral Notification Restriction; however, should Loral be unable to

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overcome or have waived a Loral Notification Restriction it shall deliver the Loral Notification as soon as reasonably practicable after such Loral Notification Restriction no longer restricts Loral from providing the Loral Notification.  If there shall be a material change in the Loral Only Change of Control Consideration (a “Material Change”) from that set forth in the Loral Notification, Loral shall promptly give Participant notice of such change and give him an opportunity to confirm or revoke his LCC Put Notice (such notification being deemed to be a new Loral Notification and the date set forth therein for confirmation or revocation of Participant’s LCC Put Notice, the new and applicable date contained in the Loral Notification (which date shall not be less than seven (7) days following the earlier of (i) the date of the new Loral Notification and (ii) public disclosure of such change)).  In addition, as soon as reasonably practicable following such time as Loral enters into an agreement or arrangement that would reasonably be expected to result in a Loral Transaction that is not a Loral Only Change of Control, Loral shall inform the Participant of the existence of such Loral Transaction and a description of the consideration to be received by Loral shareholders holding Common Stock in such Loral Transaction.

(d)LCC Put Right.  Upon a Loral Only Change of Control, Participant shall have the right (the “LCC Put Right”) exercised by providing written notice (the “LCC Put Notice”) to the Company, Loral and PSP, delivered within the timeframes set forth in Section 15(c), to require that the Company cause the Special Purchaser to purchase (pursuant to Section 17(b)) from Participant up to a number of shares equal to the product of the Total Shares and the Loral Ownership Percent (which number of shares shall be the “LCC Put Shares” and shall be specified in the LCC Put Notice) for cash in an amount per Share equal to the Implicit Loral Purchase Price per Telesat Share (the “Cash Consideration”).  “Total Shares” are the Shares owned by the Participant and issued upon exercise of the Award, plus Shares of the Participant issuable upon exercise of the Award whether or not vested.  The “Loral Ownership Percent” shall be a fraction the numerator of which is the number of Equity Shares owned by Loral and its Affiliates as of the date immediately preceding the Loral Only Change of Control and the denominator of which is the aggregate number of all Equity Shares as of such date excluding Equity Shares issued or issuable upon the exercise of any Award.  Participant’s LCC Put Right shall expire unless Participant shall have delivered an LCC Put Notice in accordance with the provisions of this Section 15.  Upon the expiration of Participant’s LCC Put Right, neither the Company, the Special Purchaser, Loral nor PSP shall have any further obligation to affect the purchase or Exchange of the LCC Put Shares.  Participant acknowledges and agrees that because of the nature of these matters and the transactions any LCC Put Notice shall be, subject to the penultimate sentence of Section 15(c), irrevocable and binding on the part of Participant.

(e)Company Put Restriction.  Should the Company and/or the Special Purchaser be prohibited by applicable law or prohibited under any credit agreement (or other debt agreement) applicable to the Company from effecting the purchase pursuant to Sections 15(d) and 17(b) (a “Company Put Restriction”) (provided that a credit or other debt agreement shall not be considered to create a Company Put Restriction if the payment of the Cash Consideration can be effected by application of any provision, election or “basket” available under the agreement, in which case the Company shall be required to cause the Special Purchaser to effect the purchase of the LCC Put Shares to the extent permitted under such agreement), then the Company shall notify Loral, PSP and the Participant in writing (a “Company Restriction Notice”) and shall not be obligated to cause the Special Purchaser to purchase the LCC Put Shares to the extent prohibited by the Company Put Restriction.  The Company shall use commercially reasonable efforts to

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overcome (or obtain a waiver of) any Company Put Restriction and shall send a subsequent written notice (the “Company Restriction Elimination Notice”) to Loral and PSP and, unless a Loral Call or Shareholder Backstop with respect to all of the LCC Put Shares shall have previously closed, the Participant, promptly after the Company determines that the Company Put Restriction no longer applies.  In such event, Participant shall once again have the right, within seven (7) days from the date of the Company Restriction Elimination Notice to exercise the LCC Put Right by delivering a new LCC Put Notice for the LCC Put Shares, less the Shares, if any, acquired by Loral pursuant to the Loral Call, in which event the LCC Put Right shall be effected subject to and in accordance with the provisions of this Section 15 (provided that if the Implicit Loral Purchase Price per Telesat Share has already been determined in response to Participant’s original LCC Put Notice and there has not been a subsequent Material Change, such determination shall remain valid and the Implicit Loral Purchase Price per Telesat Share will not be determined again in response to any subsequent LCC Put Notice given pursuant to this sentence).  In the event of a Company Put Restriction or a default by the Special Purchaser in purchasing the LCC Put Shares upon exercise of the LCC Put Right, then Loral shall purchase all of the LCC Put Shares; provided, however, that PSP shall have the right, but not the obligation, exercisable upon written notice to Loral and the Participant not more than five (5) days after PSP’s receipt of the Company Restriction Notice, to purchase a percentage of the LCC Put Shares determined by dividing the number of Equity Shares owned by PSP immediately prior to the Loral Only Change of Control by the total number of Equity Shares owned collectively by Loral and PSP at such time, in which case upon any such exercise by PSP the number of LCC Put Shares to be purchased by Loral shall be reduced accordingly (any such purchase of LCC Put Shares by Loral and/or PSP, a “Shareholder Backstop”).  The consideration paid to the Participant by Loral upon a Shareholder Backstop shall at the election of Loral, be either (i) Cash Consideration or (ii) if in connection with the Loral Only Change of Control the holders of Loral Common Stock receive consideration for their shares in a form other than solely cash (“Non-Cash/Mixed Consideration”), the Non-Cash/Mixed Consideration (to the extent the Non-Cash/Mixed Consideration consists of more than one type of consideration (e.g. cash and notes), the consideration paid to the Participant shall be the same types of consideration in the same proportion as received by the holders of Loral Common Stock); provided that Loral may, at its option, deliver cash to the Participant in place of some or all of the Non-Cash/Mixed Consideration.  The consideration paid to the Participant by PSP in the event that it elects to participate in a Shareholder Backstop shall be in the form of cash.  Notwithstanding anything to the contrary contained in this Section 15(e), the obligation of Loral to effect a Shareholder Backstop, and PSP’s right to effect a Shareholder Backstop, shall cease in the event that, subject to the prior written consent of Loral and PSP, the Participant enters into a separate agreement or arrangement with the purchaser under a Loral Only Change of Control or the Company regarding the treatment of the LCC Put Shares owned by the Participant and issued upon exercise of the Award in connection with any such Loral Only Change of Control.

(f)Exercise of the Loral Call.  Loral shall have the right to purchase from the Participant some or all of that number of Shares equal to the product of the Total Shares and the Loral Ownership Percent upon either (i) a Loral Only Change of Control, and whether or not Participant exercises his LLC Put Right pursuant to this Section 15, or (ii) a Qualifying Tag-Along Sale in which the Participant does not exercise his tag-along rights pursuant to Section 12 in full (the “Loral Call”).  The Loral Call is exercisable:  (i) in the case of a Loral Only Change of Control, by written notice delivered to the Participant and PSP not more than seven (7) days after the last day by which the Participant may exercise the LCC Put under Section 15(d) or (e) above

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or the Loral Restriction Elimination Call under Section 15(h), and (ii) in the case of a Qualifying Tag-Along Sale, by written notice delivered to the Participant and PSP not more than seven (7) days after the last day by which the Participant may exercise his tag along rights with respect to the Qualifying Tag-Along Sale (the last day on which the written notice may be delivered being, the “Call Notice Deadline”).  Loral may at its election, assign some or all of the Loral Call to the Company.  In the event that Loral exercises a Loral Call, PSP shall have the right, exercisable at PSP’s written election delivered to Loral and the Participant not more than five (5) days after PSP’s receipt of Loral’s notice pursuant to the immediately preceding sentence, to purchase from the Participant a percentage of the Shares that are subject to the Loral Call determined by dividing the number of Equity Shares owned by PSP immediately prior to the Loral Only Change of Control or Qualifying Tag-Along Sale (as the case may be) pursuant to which the Loral Call shall have been exercised by the total number of Equity Shares owned collectively by Loral and PSP at such time, which Shares shall be purchased by PSP upon the same terms and conditions as the Loral Call, except that the consideration paid by PSP for such Shares shall be in cash.  To the extent that a Loral Call closes, the Company shall be discharged from satisfying the LCC Put Right in respect of the Shares subject to the Loral Call.

(g)Closing of the Loral Call.  Upon closing of the Loral Call, Loral shall exchange (x) Exchange Consideration (as defined below) equal to the Implicit Loral Purchase Price Per Telesat Share multiplied by the number of Shares subject to the Loral Call, for (y) the number of Shares subject to the Loral Call.  The “Exchange Consideration” shall, at the election of Loral, be either (i) Cash Consideration or (ii) if in connection with the Loral Only Change of Control the holders of Loral Common Stock received Non-Cash/Mixed Consideration, the Non-Cash/Mixed Consideration (to the extent the Non-Cash/Mixed Consideration consists of more than one type of consideration (e.g. cash and notes), the consideration paid to the Participant shall be the same types of consideration in the same proportion as received by the holders of Loral Common Stock); provided that Loral may, at its option, deliver cash to the Participant in place of some or all of the Non-Cash/Mixed Consideration.

(h)Loral Call Restriction.  Should Loral be prohibited by applicable law or prohibited under any agreement (including any credit or other debt agreement) applicable to Loral from paying the Exchange Consideration or acquiring the LCC Put Shares (a “Loral Call Restriction”) (provided that a credit or other debt agreement shall not be considered to create a Loral Call Restriction if the payment of the Exchange Consideration can be effected by application of any provision, election or “basket” available under the agreement, in which case Loral shall be required to effect the exchange of the LCC Put Shares to the extent permitted under such agreement), then Loral shall notify Participant in writing (a “Loral Restriction Notice”) and Loral shall not be obligated to exchange the number of Shares subject to the Loral Call or the Shareholder Backstop to the extent prohibited by the Loral Call Restriction.  Until such time, if any, as the LCC Put Right is closed, Loral shall use commercially reasonable efforts to overcome (or obtain a waiver of) any Loral Call Restriction and shall send a subsequent written notice (the “Loral Restriction Elimination Notice”) to the Participant, promptly after Loral determines that the Loral Call Restriction no longer applies.  In the case of a Shareholder Backstop, Participant shall then have the right, within seven (7) days from the date of the Loral Restriction Elimination Notice to require Loral to purchase its pro rata share of the LCC Put Shares by delivering a written notice therefor to Loral (the “Loral Restriction Elimination Call”).  Upon receipt of any such notice, Loral shall close the Loral Call or its portion of the Shareholder Backstop, as applicable, subject to and

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in accordance with the provisions of this Section 15 (provided that if Implicit Loral Purchase Price per Telesat Share has already been determined in response to Participant’s original LCC Put Notice and there has not been a subsequent Material Change, such determination shall remain valid and the Implicit Loral Purchase Price per Telesat Share will not be determined again).

(i)Closing.  The closing of the purchase of the LCC Put Shares, Shareholder Backstop or the Loral Call, as applicable, shall occur as close to contemporaneously with the Loral Only Change of Control as is reasonably practicable.  In the case of the Loral Call, Participant shall be deemed to have appointed Loral as his true and lawful attorney in fact to take all such actions and to sign all such documents as are necessary or, in the reasonable view of Loral, desirable in order to effect the closing of the Loral Call, in which case, Loral shall hold the purchase price for such Shares in trust for the Participant, pending acknowledgement in writing of the exchange by the Participant.

(j)Reservation of Rights; Confidentiality.  Participant acknowledges and agrees that neither the provision of the Loral Notification nor any communications related thereto between Loral and Participant, nor Participant’s delivery of an Exchange Notice in response to the Loral Notification, may affect the right of Loral or the holders of its Common Stock to subsequently determine not to pursue or enter into any agreement or arrangement relating to a Loral Only Change of Control on any terms, or to change the Loral Only Change of Control Consideration.  Participant further agrees that Participant (i) will keep the Loral Notification and the matters stated therein or related thereto strictly confidential and not disclose them to any third party, and (ii) upon request from Loral, enter into a customary confidentiality agreement with Loral relating to any information provided in the Loral Notification or otherwise provided by Loral that is related thereto.

16.Special Exercise and Repurchase.  In the event that the Participant’s employment terminates, other than for Cause or voluntarily without Good Reason, at a time when the Company’s common equity securities are not publicly-traded, if the Participant notifies the Company and Loral of his intent to exercise the Tandem SAR at a specific date fifteen (15) to thirty (30) business days after such notice of intent to exercise (with such exercise date being while the Tandem SAR is still exercisable) and the estimated amount of Canadian and United States taxes (with an estimated calculation) that would be due upon such exercise is greater than the Minimum Withholding Amount, the Committee shall promptly notify the Participant of its calculation of the Fair Market Value of the underlying Shares and the number of Shares (the “Gap Shares”) that would be necessary to be purchased by the Company or its Affiliate to enable a Participant to pay additional taxes due in addition to the Minimum Withholding Amount, assuming the date of the giving of the notice was the exercise date (the amount of additional taxes being the “Gap Taxes” and the additional Options that would be need to be exercised to obtain the Gap Shares being the “Gap Taxes Options”).  The exercise period on the Gap Taxes Options shall be automatically extended until the earliest of (w) the end of the exercise period for the Option without regard to the termination of employment, (x) sixty (60) days after Special Purchaser or Loral notifies the Participant that it will purchase the underlying Shares of the Gap Taxes Option from the Participant on the date that is six (6) months and one (1) day after the exercise of the Tandem SAR with regard to the Gap Taxes Option (and provides a Confirmation (as defined below) (y) nine (9) months after the Company’s common equity securities are publicly-traded, and (z) the Participant’s commencement of employment with a Competitor; provided that the foregoing

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extension shall not apply if, upon receipt of the notice of intent to exercise from the Participant, either (i) the Company confirms in writing (a “Company Confirmation”) that it will have the ability (without creating a default) under its credit agreement (or other debt agreements) to have the Gap Shares purchased (and the subsequent steps taken) through the Special Purchase Right (as described below in Section 17(b)) six (6) months and one (1) day after the date of the exercise or (ii) if it is then a shareholder of the Company, Loral confirms in writing (a “Loral Confirmation” together with a Company Confirmation, a “Confirmation” ) that, if the Gap Shares cannot be timely purchased through the Special Purchase Right (as described below in Section 17(b)), it will purchase the Gap Shares six (6) months and one (1) day after the exercise without violating Canadian or other applicable laws regarding its securities ownership of the Company and compliance with other relevant legal requirements or its credit agreements (or other debt agreements).  Any Confirmation shall only be effective if delivered by the Company or Loral to the Participant at least five (5) days prior to the proposed exercise date.  If a Confirmation is so delivered, the Gap Shares shall be purchased six (6) months and one (1) day after the exercise pursuant to the Special Purchase Right (as described below in Section 17(b)) or by Loral, as the case may be; provided that the Special Purchaser shall not be required to effect such purchase if, as a result of a change in circumstances beyond the reasonable control of the Company, the Special Purchaser is prohibited from making such purchase (or subsequent steps specified in Section 17(b) hereof) by applicable law or such purchase (or subsequent steps) would create a default under a credit agreement (or other debt agreements) of the Special Purchaser or the Company (and Loral shall instead make such purchase, unless Loral is similarly prohibited or would have such a default and was also prohibited or would have had such a default at the time the Confirmation was delivered).  If neither Loral nor the Special Purchaser completes the purchase of the GAP Shares as a result of such a prohibition, then the Special Purchaser shall be required to repurchase the GAP Shares as provided above as soon as such restrictions have lapsed (and the Special Purchaser shall provide written notice to the Participant promptly upon such lapse).

17.Restriction on Call Rights and Purchase.

(a)Notwithstanding Section 5.9.3 of the Plan, the call rights of the Company as set out in Section 5.9.3 of the Plan generally shall not apply if the Participant is terminated by the Company without Cause or the Participant’s Employment is terminated by the Participant for Good Reason; provided, that (a) such call rights shall fully apply to Shares that have become issuable upon the exercise of the portion of the Award which has vested and become exercisable solely as a consequence of such termination of employment (on the terms specified in Section 5.9.3 of the Plan) and (b) such call rights may be exercised in respect of any Shares held by the Participant during the six-month and one day period commencing on the later of: (i) the date the Board, acting in good faith, becomes aware that the Participant has become employed by, or is otherwise providing services to, a Competitor (as defined in Schedule “A” hereto) with the date of such determination by the Board being treated under Section 5.9.3 of the Plan as if it was the date of termination of employment (in such case, the call right may be exercised at the Fair Market Value of the Shares on the date of exercise) or (ii) the exercise date of the Award. Notwithstanding Section 5.9.3 of the Plan, in the event that the Participant’s employment terminates, other than for Cause or voluntarily without Good Reason, the Company may not satisfy the purchase price under the call rights by issuing a promissory note to Participant.  In the event the Participant voluntarily terminates employment between December 10, 2021 and December 10, 2022 and if Daniel Goldberg ceased to be employed by the Company for any reason within six (6)

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months prior to such termination, the provisions of Section 5.9.3 of the Plan shall apply as if the termination was prior to December 10, 2021. Upon exercise of the Company of its call right, such call right shall immediately be deemed to have been assigned to, and exercised by, the Special Purchaser (as described in Section 17(b)).

(b)In the event that (i) the Gap Tax Shares are purchased by the Special Purchaser, or (ii) the Committee delivers to the Participant a notice that the Company is subject to an Applicable Restriction, but the Company gives the Participant written confirmation that the purchase by the Special Purchaser of the Shares represented by the Tandem SAR is permitted, and does not create a default under its or the Company’s credit agreement (or other debt agreements), or (iii) the call right of the Company is available pursuant to Section 17(a) and the Company exercises such right pursuant to Section 5.9.3 of the Plan, or (iv) Shares are to be purchased pursuant to Section 15(d), the Special Purchaser shall purchase from the Participant all Shares issuable upon exercise of the Gap Tax Option, or all of the Shares represented by that portion of the Tandem SAR which cannot be exercised pursuant to Section 3(b), or all Shares in respect of which such call rights have been exercised pursuant to Section 5.9.3 of the Plan, or all of the Shares to be purchased as provided in Section 15(d), as the case may be, on the date set out for such purchase in Section 16, or as provided in Section 3(b), or as provided in Section 5.9.3 of the Plan, or as provided in Section 15(d), as the case may be, and for the purchase price therein provided.  On such date, the Shares shall be purchased by the Special Purchaser, and shall thereafter be transferred, along with the obligation of the Special Purchaser to pay for the Shares, to a subsidiary of the Special Purchaser, which shall be wound up into the Company. The Company agrees to the acquisition of such subsidiary by the Company from the Special Purchaser for nominal consideration and to the winding up of such subsidiary into the Company.  The purchase price for the Shares shall be paid by the Company within ten (10) business days after completion of the winding-up of such subsidiary into the Company, which shall occur promptly after exercising the call right.

18.Fair Market Value.

(a)For purposes of this Agreement, “Fair Market Value” means (a) with respect to Equity Shares, Fair Market Value as defined in the Plan, and for any purposes, including for any call and for purposes of Section 3, Section 12 and Section 15, shall be determined without any discount for minority interest or illiquidity, (b) with respect to any other asset means the amount for which a willing buyer and willing seller would purchase and sell the asset in an efficient market, and (c) with respect to any liability means the amount which a willing creditor would accept to discharge such liability and which a willing debtor would pay to discharge such liability in an efficient market.

(b)The “Loral Stake FMV” means:  (i) the Fair Market Value of the total consideration that is to be paid to the holders of Loral equity in the Loral Transaction, plus (ii) the Fair Market Value immediately prior to closing on the date of the closing of a Loral Transaction of any indebtedness of Loral incurred to fund cash distributions to the holders of Loral equity, less (iii) the amount, if any, by which the Fair Market Value of Loral’s assets (excluding the Equity Shares) exceeds the Fair Market Value of Loral’s liabilities (other than liabilities included in clause (ii) above).  Loral shall cooperate with the Board in its determination of Fair Market Value for purposes of Sections 12, 15 and 18.

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(c)If the Participant or Loral (with respect to Fair Market Determinations for the purposes of Section 12, 15 and/or 18) does not agree with the Fair Market Value as determined by the Board pursuant to the Plan and this Section 18, the Participant or Loral, as the case may be (the “Objector”) shall notify the Board in writing of such objection within fifteen (15) days of receipt of written notice of such Fair Market Value, and shall provide to the Board his own determination of Fair Market Value in writing no later than thirty (30) days of such receipt.  The Board shall submit the determinations of Fair Market Value to an investment banker or valuation service agreed upon in good faith by the Board, Loral and the Participant (an “Appraiser”) to choose one of the determinations as the most appropriate valuation of the Fair Market Value of the Shares.  All fees of the Appraiser shall be paid (a) by the Company if the Appraiser chooses an Objector’s determination of Fair Market Value, and (b) by the Objector if the Appraiser chooses the Board’s determination of Fair Market Value.  For the avoidance of doubt, the provisions of this paragraph (c) shall also apply to the determination of the Loral Stake FMV.

19.Dividends.  In the event that the Company pays a dividend to the holders of its Equity Shares, the Board will provide for the crediting of a notional account established on the books and records of the Company (the “Notional Account”) for the Participant (but such Notional Account shall not be established and the Participant shall have no rights hereunder to the extent it would not be permitted under Section 409A of the Code) an amount equal to (a) the per-share dividend payable to holders of its Equity Shares multiplied by (b) the number of Shares subject to the Award on the payment date; provided, that, notwithstanding the foregoing, the Participant may elect, upon notice of an impending dividend, and in lieu of some or all of the amount credited to the Notional Account, to have the Board adjust in its good faith determination the (i) Exercise Price with respect to the Option, (ii) the SAR Base Price with respect to the Tandem SAR, and/or (iii) the number of Shares subject to the Award, or to have the Board otherwise substitute such Award, in any case so as to prevent dilution or enlargement of rights, and provided that such adjustment or substitution, and any election to adjust or substitute, is done in accordance with and only to the extent permitted by the provisions of (1) Sections 409A and 424 of the Code, to the extent the Participant is subject to taxation in the U.S., and/or (2) Sections 7(1.4) or proposed Sections 110(1.7) and (1.8), to the extent such Sections become effective and apply to any such adjustment or substitution, of the Income Tax Act (Canada), to the extent the Participant is subject to taxation in Canada.  Amounts credited to the Participant’s Notional Account will be distributed at the time of vesting of the Award.  On the date and to the extent a portion of the Award is forfeited, a Participant will forfeit any amounts remaining in his Notional Account and which are attributable to such forfeited portion of the Award.

20.Share Repurchasing.  In the event the Company repurchases or offers to repurchase its Shares from both Loral or PSP or their respective Affiliates, or their respective permitted transferees, on a substantially pro rata basis, the Company shall also offer to repurchase Shares from Participant on the same basis to the extent such offer is legally permitted.  Such pro rata portion shall be based on all Shares issued to Participant and all Awards outstanding that were granted to Participant, whether vested or unvested.  Participant shall accept such offer within ten (10) business days of its being made or shall be deemed to have rejected such offer and, if accepted, the sale and purchase shall close at the same time as the closing of the stock purchase from Loral and PSP or their respective Affiliates.  To the extent necessary to permit the sale, additional Awards shall vest in order of the next vesting tranches.

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21.Taxes and Withholding.  No later than the date of exercise of the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Board regarding payment of any Canadian federal, provincial, and local taxes, and any U.S. taxes applicable to the Participant, of any kind required by law to be withheld upon the exercise of such Award.  In the event the Participant exercises the Tandem SAR, then the Participant shall satisfy the Minimum Withholding Amount due upon exercise of the Tandem SAR by having the Company remit to the appropriate taxing authority the cash to which the Participant is entitled upon exercise of the Tandem SAR pursuant to Section 3 above.  Notwithstanding the foregoing, the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Canadian federal, provincial, and local taxes and any applicable U.S. taxes of any kind required by law to be withheld upon the exercise of such Award.

22.Integration.  This Grant Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, including the Employment Agreement, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in this Grant Agreement, in the Employment Agreement and in the Plan. This Grant Agreement, the Employment Agreement and the Plan, supersede all prior agreements and understandings between the parties with respect to its subject matter.

23.Counterparts.  This Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.Governing Law.  This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario, Canada without regard to the provisions governing conflict of laws.

25.Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan, including the Accession Agreement attached thereto as Exhibit A. The Participant hereby acknowledges that all reasonable decisions, determinations and interpretations of the Board in respect of the Plan, this Grant Agreement and the Award shall be final and conclusive.  The Participant further acknowledges that, prior to the existence of a Public Market, no exercise of the Award or any portion thereof shall be effective unless and until the Participant has executed an Accession Agreement and the Participant hereby agrees to be bound thereby.  The Participant acknowledges that, among other provisions, the Plan contains a “call-right” and agrees that such “call-right” may be exercised by the Company or its designee (with the Company having the right to enforce the right of the designee).

26.Limitation on Liability.  The Participant acknowledges that only the Special Purchaser, its subsidiary to which the Share and the obligations to pay for the Shares are transferred and the Company shall be liable or responsible to the Participant in respect of the purchase of the Shares under the provisions of this Agreement related to actions of the Company, the Special Purchaser and its subsidiary, and no direct or indirect shareholder of the Special Purchaser or any

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director or officer of the Special Purchaser or such subsidiary shall be liable with respect thereof (except as expressly provided hereunder).

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IN WITNESS WHEREOF, the Company, the Participant, Loral, and PSP have each caused this Grant Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Grant Agreement, the Plan and the Accession Agreement as of the day and year first written above.

Telesat Canada

Date: 18 December 2019	By:	/s/ Chris DiFrancesco

Loral Space & Communications Inc.

Date: December 18, 2020	By:	/s/ Avi Katz

Public Sector Pension Investment Board

Date: December 16, 2020	By:	/s/ Guthrie Stewart

Date: December 16, 2020	By:	/s/ David Morin

4440480 Canada Inc.

Date: December 18, 2020	By:	/s/ Avi Katz

Date: 16 December 2019		/s/ Andrew M. Browne
Andrew M. Browne

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SCHEDULE “A”

TO THE GRANT AGREEMENT

The Participant may not transfer any Shares or other securities received upon the exercise of the Award, or Shares resulting from the conversion of the Shares into other Equity Shares, or any interest therein, (in this Schedule A, “Shares”) to any person except as permitted herein:

(i)

The Participant may transfer Shares to a Permitted Transferee as defined in Section 5.5 of the Plan (with the prior consent of the Board, which consent may be withheld in the Board’s sole discretion), or to a Canadian immigration trust, subject to compliance with the conditions precedent set out in Section 5.6 of the Plan, modified as need be to contemplate a transfer of Shares, instead of a transfer of an Award;

(ii)

Prior to the completion by the Company of an Initial Public Offering for Equity Shares of the Company, there shall be no transfer of Shares except as provided in (i) above, or as otherwise expressly provided in the Grant Agreement.

(iii)

After the completion of an Initial Public Offering for Equity Shares of the Company, the Participant shall be entitled to sell without restriction the Selldown Percentage of Shares acquired by the Participant upon exercise of the Award (and Shares subject to the Award which have vested).  The “Selldown Percentage” shall equal (a) the percentage of all Equity Shares as shall have been sold by PSP or Loral (and their Permitted Transferees as defined in the Accession Agreement) in the Initial Public Offering or after the Initial Public Offering (other than sales to PSP, Loral or a Permitted Transferee as defined in the Accession Agreement) relative to the number of Equity Shares held by PSP and Loral immediately prior to the Initial Public Offering or (b) 100% if PSP, Loral and their Permitted Transferees (as defined in the Accession Agreement) cease to hold at least 70% of all Equity Shares following the Initial Public Offering.

(iv)

The Participant shall be entitled to participate in any public offering of Common Shares of the Company including an initial public offering in the manner provided in Sections 6.03 and 6.04 of the Unanimous Shareholders Agreement, but with the status only of “Included Holder” as defined in Section 6.03, provided that in no event shall the number of shares subject to such participation exceed the Selldown Percentage.

(v)	References on this Schedule to PSP or Loral shall also include their respective subsidiaries owning Equity Shares.
(vi)	Definitions:

“Competitor” is any corporation, firm, partnership, proprietorship or other entity which (i) engages in the Satellite Business (as defined below);  or (ii) engages in the NGSO Satellite Business (as defined below) or in the planning, acquisition or development of a NGSO Satellite Business, in any of the same countries, states, provinces or other political subdivisions of countries in which the Company or its Subsidiaries are: (i) engaged in in

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the Satellite Business; or (ii) are engaged or planning to engage in the NGSO Satellite Business, as of the date of  Participant’s termination of employment.

“NGSO Satellite Business” shall mean the business of providing communication services (including value added services such as video, data, voice or other operational applications and/or ground-based infrastructure or services which support or complement the satellite-based services) using satellites operating in non-geostationary orbit(s).

“Satellite Business” shall mean the business of providing satellite-based communication services (including value added services such as video, data, voice or other operational applications and/or ground-based infrastructure or services which support or complement the satellite-based services).

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